UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2023

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	001-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, Suite 1000 Philadelphia, Pennsylvania		19103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None*

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest, par value $1.00 per share	PRET	*
Series B Preferred Shares, par value $0.01 per share	PRETL	*
Series C Preferred Shares, par value $0.01 per share	PRETM	*
Series D Preferred Shares, par value $0.01 per share	PRETN	*

*	Pennsylvania Real Estate Investment Trust’s securities began trading exclusively on the over-the-counter market on December 16, 2022 under the symbols, PRET, PRETL, PRETM, and PRETN.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On December 4, 2023, Pennsylvania Real Estate Investment Trust (the “Trust”), PREIT Associates, L.P. and PREIT-RUBIN, Inc. (collectively with the Trust and PREIT Associates, L.P., the “Borrower”), Wilmington Savings Fund Society, FSB, as administrative agent, and the lenders that are signatories thereto entered into that certain Third Amendment to Amended and Restated First Lien Credit Agreement (the “Amendment”), which amends that certain Amended and Restated First Lien Credit Agreement, dated as of December 10, 2020 (as amended by that certain Agency Resignation, Appointment, Acceptance and Waiver Agreement, dated as of April 13, 2021, that certain First Amendment to the First Lien Credit Agreement, dated as of May 12, 2023, that certain Second Amendment to the First Lien Credit Agreement, dated as of September 27, 2023 and the Amendment, the “First Lien Credit Agreement”).

Pursuant to the Amendment, the First Lien Credit Agreement now permits (i) the use of up to $15.0 million of the proceeds of the First Lien Credit Agreement’s secured first lien revolving credit facility (the “First Lien Revolving Facility”) to make payments on the property level indebtedness secured by a mortgage on Cherry Hill Mall (a “Cherry Hill Borrowing”) and (ii) the use of up to $15.0 million of the proceeds of the First Lien Revolving Facility to pay the fees and expenses of certain counsels and advisors to certain lenders and certain counsels and advisors to the loan parties (an “Advisor Borrowing” and together with the Cherry Hill Borrowing, the “Amendment Borrowing”). The Amendment also waives all mandatory prepayments under the First Lien Credit Agreement in respect of any net cash proceeds received from the sale of a parcel of land, subject to the Borrowers utilizing the net proceeds therefrom for certain prescribed uses. Any Amendment Borrowing would be subject to a payment to the lenders under the First Lien Revolving Facility equal to 1.50% of the aggregate principal amount of such borrowing, due and payable on the date of borrowing.

The First Lien Credit Agreement contains certain affirmative and negative covenants and other terms that remain unchanged under the Amendment. The description above is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Cherry Hill Extension Agreement

On December 1, 2023, PR Cherry Hill STW LLC and Cherry Hill Center, LLC, both of which are subsidiaries of the Trust, that own Cherry Hill Mall (the “Cherry Hill Borrowers”), PREIT Associates, L.P., which is the guarantor under the Notes (as defined below), and New York Life Insurance Company and Teachers Insurance and Annuity Association of America, who are the lenders under the loans that are evidenced by the Notes (the “Lenders”), entered into an agreement to extend the maturity date (the “Extension Agreement”) of that certain (i) $150.0 million promissory note with New York Life Insurance Company dated August 15, 2012, and (ii) $150.0 million promissory note with Teachers Insurance and Annuity Association of America dated August 15, 2012 (together, the “Notes”). The Extension Agreement extended the maturity date of the Notes from December 1, 2023 to December 8, 2023 (the “Extended Maturity Date”). To satisfy the conditions precedent of the Extension Agreement and effectuate the extension of the maturity date of the Notes, the Cherry Hill Borrowers made all monthly payments due under the Notes and Loan Instruments (as defined in the Notes) on December 1, 2023, and all other terms and conditions under the Notes and Loan Instruments must continue to be in full force and effect. On the Extended Maturity Date, Cherry Hill Borrowers must pay to Lenders the entire unpaid principal balance of the Notes, together with all interest then accrued thereon pursuant to the Notes and all other obligations then unpaid pursuant to the Loan Instruments, among other terms and conditions.

The description above is qualified in its entirety by reference to the Extension Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in the subsection entitled “Credit Agreement Amendment” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Third Amendment to the Amended and Restated First Lien Credit Agreement, dated as of December 4, 2023, by and among PREIT Associates, L.P., PREIT-RUBIN, Inc., Pennsylvania Real Estate Investment Trust, Wilmington Savings Fund Society, FSB, as administrative agent and the and the lender signatories thereto.

10.2	Agreement to Extension of Cherry Hill Mall Maturity Date, dated as of December 1, 2023, by and among PR Cherry Hill STW LLC, Cherry Hill Center, LLC, PREIT Associates, L.P., New York Life Insurance Company and Teachers Insurance and Annuity Association of America.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: December 7, 2023	By:	/s/ Lisa M. Most
Lisa M. Most
Executive Vice President, Secretary and General Counsel